Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 15, 2011 (September 2, 2011 as to Notes 4 and 23), relating to Boyd Gaming Corporation and Subsidiaries consolidated financial statements (which report expressed an unqualified opinion and included an explanatory paragraph regarding the retrospective adjustment to the 2010 balance sheet to reflect the final estimates of intangible assets related to the Company’s business combination and the addition of condensed consolidated financial information of the Company in accordance with Rule 3-10 of Regulation S-X) appearing in Boyd Gaming Corporation and Subsidiaries’ Current Report on Form 8-K dated September 2, 2011 and our report on the effectiveness of Boyd Gaming Corporation and Subsidiaries’ internal control over financial reporting, incorporated by reference from the Annual Report on Form 10-K of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

(September 2, 2011)